Exhibit 10.2
     SECOND AMENDED AND RESTATED COLLATERAL AGREEMENT, dated as of August 7, 2009 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among COEUR D’ALENE MINES CORPORATION, an Idaho corporation (the “Parent”), CDE AUSTRALIA PTY LTD, an Australian proprietary limited corporation, (“Coeur Australia” and, together with the Parent, the “Pledgors”; Parent and Coeur Australia are each sometimes referred to separately as a “Pledgor”) and MITSUBISHI INTERNATIONAL CORPORATION, a New York corporation (the “Secured Party”).
R E C I T A L S
     A. The Parent, Coeur Australia, the Secured Party and Empresa Minera Manquiri S.A., a Bolivian sociedad anónima (“Manquiri”) were parties to a Collateral Agreement dated as of December 12, 2008 (as such had been amended, supplemented or otherwise modified from time to time prior to the execution of the below-referenced First Amended and Restated Collateral Agreement, the “Original Collateral Agreement”), which Original Collateral Agreement was amended and restated in its entirety by an Amended and Restated Collateral Agreement dated as of June 26, 2009 (as amended, supplemented or otherwise modified from time to time, the “First Amended and Restated Collateral Agreement”), pursuant to which, among other things, Manquiri was released from all of its obligations to the Secured Party under the Original Collateral Agreement and therefore had no obligations to the Secured Party under the First Amended and Restated Collateral Agreement.
     B. The Parent, Coeur Australia and the Secured Party have agreed, subject to the terms and conditions set forth herein, to amend and restate in its entirety the First Amended and Restated Collateral Agreement in the form of this Agreement.
     C. Pursuant to a Two-Way Metals Lease Agreement dated December 12, 2008 (as amended, supplemented or otherwise modified from time to time, the “Lease Agreement”) between the Parent and the Secured Party, the Parent is required to provide the Secured Party with certain security interests and other credit support to secure its obligations to the Secured Party under the Lease Agreement.
     D. Manquiri is party to that certain San Bartolome Dore Custom Refining Agreement between itself and Johnson Matthey Inc., a Pennsylvania corporation (“JM”), dated as of January 28, 2008 (as from time to time amended, restated, modified or replaced, the “San Bartolome Agreement”).
     E. Coeur Mexicana S.A. de C.V., a Mexican sociedad anónima de capital variable (“Coeur Mexico”) is party to that certain Palmarejo Dore Custom Refining Agreement between itself and JM, dated as of April 7, 2009 (as from time to time amended, restated, modified or replaced, the “Palmarejo Agreement”).
     F. Coeur Rochester, Inc., a Delaware corporation (“Coeur Rochester”) is party to that certain refining agreement between itself and JM, dated as of May 22, 2006 (as from time to time amended, restated, modified or replaced, the “Rochester Agreement”, and together with the San Bartolome Agreement and the Palmarejo Agreement, the “Refining Agreements”).

     G. Manquiri, Coeur Mexico and Coeur Rochester (Manquiri, Coeur Mexico and Coeur Rochester collectively, the “Coeur Group”), the Parent and JM are parties to that certain Refining Contract Rights Agreement, dated as of June 26, 2009, which provides that the Parent has certain rights in connection with the Refining Agreements (the “Refining Contract Rights Agreement”).
     H. Parent is party to a Silver Doré Sales Agreement between itself and Manquiri, a Silver Doré Sales Agreement between itself and Coeur Mexico, and a Silver Doré Sales Agreement between itself and Coeur Rochester, pursuant to which Parent purchases, and obtains title to, doré which is the subject of the Refining Agreements (Collectively, the “Silver Doré Sales Agreements”).
     I. Coeur Australia maintains a deposit account (the “Pledged Account”) with Wells Fargo Bank, National Association in the United States (“Wells Fargo”) having the details set forth in Schedule 1 hereto.
     J. It was a condition to the Secured Party’s entry into the Lease Agreement that certain collateral be pledged to it as security for performance of Parent’s obligations to it thereunder, and in furtherance thereof (1) Wells Fargo has issued one or more letters of credit (collectively, the “Wells Fargo L/C”) having the Parent as applicant and the Secured Party as beneficiary, and having the terms and conditions specified in Section 4.01 below; (2) the rights of the Parent in connection with each Refining Agreement and the Refining Contract Rights Agreement, if any, and in all silver and gold bars owned or hereafter acquired by the Parent that have been received at any refinery facility of JM and are in the possession of and being refined by JM, pursuant to the applicable Refining Agreement, are being pledged to the Secured Party as set forth herein (such rights, collectively, the “Refinery Collateral”); (3) the rights of Coeur Australia in the amounts from time to time on deposit in the Pledged Account, up to but not exceeding $9,000,000.00 at any time, are being pledged to the Secured Party as set forth herein (such rights, the “Australia Collateral”, and together with the Refinery Collateral, the “Specified Collateral”); and (4) the Parent has entered into an agreement with JM (the “Refinery Pledge Agreement”), confirming the grant to the Secured Party by the Parent of a security interest in the Refinery Collateral as set forth herein.
A G R E E M E N T
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND RELATED MATTERS
Section 1.01 Definitions. The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Agreement, shall have the respective meanings specified in this Section 1.01. Terms with initial capital letters not otherwise defined herein have the respective meanings set forth in the Lease Agreement. Terms defined in this Agreement include the plural as well as the singular, and the
Collateral Agreement

word “including” shall be deemed to mean “including without limitation.” All references to a “preamble”, “recital” or “Section”, unless the context otherwise requires, refer to such parts of this Agreement.
     “Acceleration” has the meaning set forth in Section 5.02.
     “Account Control Agreement” has the meaning set forth in Section 4.12.
     “Agreement” has the meaning set forth in the preamble.
     “Australia Collateral” has the meaning set forth in the recitals to this Agreement.
     “Australia Collateral Maximum” has the meaning set forth in Section 4.15.
     “Australia Collateral Threshold” has the meaning set forth in Exhibit E as from time to time adjusted.
     “Bankruptcy Code” means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable law to be closed in The City of New York, New York, United States of America.
     “Charges” means all federal, state, county, city, municipal, foreign or other taxes, levies, assessments, duties, levies, withholdings or charges that, if not paid when due, may result in a Lien of any Governmental Authority against Collateral.
     “Cobar Payment Instructions” has the meaning set forth in Section 4.12.
     “Coeur Australia” has the meaning set forth in the preamble.
     “Coeur Mexico” has the meaning set forth in the recitals to this Agreement.
     “Coeur Rochester” has the meaning set forth in the recitals to this Agreement.
     “Collateral” has the meaning set forth in Section 2.01.
     “Event of Default” has the meaning set forth in Section 5.01.
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.
     “Governmental Authority” means any nation or government, any state or municipality, any political subdivision of any of the foregoing, any agency, authority, instrumentality,
Collateral Agreement

regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self regulatory organization.
     “JM” has the meaning set forth in the recitals to this Agreement.
     “Lease Agreement” has the meaning set forth in the recitals to this Agreement.
     “L/C Amount Threshold” has the meaning set forth in Exhibit E as from time to time adjusted.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien or right of subrogation or analogous right (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind.
     “Limited Purpose” has the meaning set forth in Section 3.06.
     “London Good Silver Bars” means silver bars complying with the requirements of the London Bullion Market Association for physical settlement of a loco London silver trade.
     “Manquiri” has the meaning set forth in the recitals to this Agreement.
     “Metal Blockage Notice” has the meaning set forth in the Refinery Pledge Agreement.
     “Maturity Date” means the date when each Lease of Metal under the Lease Agreement will expire.
     “Outstanding Gold Obligation Amount” means the sum calculated by the Secured party from time to time of (i) the aggregate amount of all Lease Fees (as defined in the Lease Agreement) due and unpaid, or accrued whether or not yet payable, plus (ii) the value of the Metal (as defined in the Lease Agreement) still being leased and remaining to be re-delivered under the Lease Agreement, based on the product of (x) the quantity of the Metal still being leased in troy ounces and (y) the London PM fix of one (1) troy ounce of the Metal.
     “Palmarejo Agreement” has the meaning set forth in the recitals to this Agreement.
     “Parent” has the meaning set forth in the preamble.
     “Permitted Liens” means, collectively and without duplication,
     (i) The Security Interest;
     (ii) The Lien of Wells Fargo under the Restricted Account Agreement by and among Coeur Australia, the Secured Party, and Wells Fargo in the amount of any bank fees due on the Pledged Account; and
Collateral Agreement

     (iii) The rights of JM under the Refinery Pledge Agreements to debit the Refinery Collateral in amounts up to the outstanding obligations to JM; provided that any amount so debited shall not exceed the aggregate charges applicable to the quantity of doré in the possession of JM at the time JM receives a Metal Blockage Notice, which charges shall be calculated using a rate per ounce not in excess of the rate per ounce specified in the applicable Refining Agreement with respect to the doré.
     “Permitted Sales” has the meaning set forth in Section 4.08.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Pledged Account” has the meaning set forth in the recitals to this Agreement.
     “Pledgor” has the meaning set forth in the preamble.
     “Proceeds” has the meaning set forth in Section 2.01.
     “Refinery Collateral” has the meaning set forth in the recitals to this Agreement.
     “Refinery Collateral Minimum” has the meaning set forth in Section 4.13.
     “Refinery Collateral Threshold” has the meaning set forth in Exhibit E as from time to time adjusted.
     “Refinery Pledge Agreement” has the meaning set forth in the recitals to this Agreement.
     “Refining Agreements” has the meaning set forth in the recitals to this Agreement.
     “Restricted Account Agreement” means that certain Restricted Account Agreement dated as of December 12, 2008, by and among Coeur Australia, the Secured Party and Wells Fargo.
     “Rochester Agreement” has the meaning set forth in the recitals to this Agreement.
     “San Bartolome Agreement” has the meaning set forth in the recitals to this Agreement.
     “Secured Obligations” has the meaning set forth in Section 2.02.
     “Secured Party” has the meaning set forth in the preamble.
     “Security Interest” has the meaning set forth in Section 2.01.
     “Shortfall” has the meaning set forth in Section 4.13(b).
     “Shortfall Notice” has the meaning set forth in Section 4.13(b).
Collateral Agreement

     “Specified Collateral” has the meaning set forth in the recitals to this Agreement.
     “Total Collateral Requirement” has the meaning set forth in Exhibit E.
     “Uncollateralized Portion” means a portion, as specified in Exhibit E as from time to time adjusted, of the value of the outstanding metal leased to the Parent by the Secured Party under the Lease Agreement, for which Parent is not required to provide any form of collateral.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York on the date of execution of this Agreement and as amended from time to time hereafter.
     “Wells Fargo” has the meaning set forth in the recitals to this Agreement.
     “Wells Fargo L/C” has the meaning set forth in the recitals to this Agreement.
Section 1.02 Related Matters.
          (a) Terms Used in the UCC. Unless the context clearly otherwise requires, all lower-case terms used and not otherwise defined herein that are used or defined in Article 8 or 9 (or any equivalent subpart) of the UCC (including “control”, “deposit account,” “general intangibles,” “instrument,” “investment property,” “security,” and “security entitlement”) are used herein as therein defined from time to time, including any amendments to such Article that may be adopted or become effective after the date hereof.
          (b) Determinations. Any determination or calculation contemplated by this Agreement that is made by the Secured Party shall be final and conclusive and binding upon each Pledgor, in the absence of manifest error. References in this Agreement to “determination” by the Secured Party include good faith estimates (in the case of quantitative determinations) and good faith beliefs (in the case of qualitative determinations). All consents and other actions of the Secured Party contemplated by this Agreement may be given, taken, withheld or not taken in the Secured Party’s discretion (whether or not so expressed), except as otherwise expressly provided herein.
          (c) Governing Law. Except to the extent otherwise required under applicable law, the UCC shall govern the attachment, perfection, priority and enforcement of the Security Interest and all other matters to which the UCC applies pursuant to the terms thereof. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.
ARTICLE II
THE SECURITY INTEREST; SECURED OBLIGATIONS
Section 2.01 Security Interest. To secure the payment and performance of the Secured Obligations (as defined below) as and when due, each Pledgor hereby conveys, pledges, assigns and transfers to the Secured Party, and grants to the Secured Party a security interest (the “Security Interest”) in, all right, title, claim and interest of such Pledgor in and to the following
Collateral Agreement

property, whether now owned and existing or hereafter acquired or arising, and wherever located (such property being, collectively, the “Collateral”):
          (a) the Specified Collateral and all certificates and instruments representing or evidencing the Specified Collateral;
          (b) any and all securities in, or security entitlements in, any issuer of or debtor under any of the Specified Collateral, or any successor to any such issuer or debtor, in each case that such Pledgor acquires or has the right to acquire from time to time in any manner in substitution for any of the foregoing and any and all certificates and instruments representing or evidencing such securities; and
          (c) any and all proceeds, including insurance proceeds, and products of any of the foregoing, whether now held and existing or hereafter acquired or arising, including any and all cash, securities, instruments and other property from time to time paid, payable or otherwise distributed in respect of or in exchange for any or all of the foregoing (collectively, the “Proceeds”).
     Notwithstanding the above provisions of this Section 2.01, the security interest granted in the Australia Collateral by Coeur Australia under this Agreement will at all times be limited to $9,000,000.00, notwithstanding the amount of funds then on deposit in the Pledged Account.
Section 2.02 Secured Obligations. The Security Interest shall secure the due and punctual payment and performance of any and all present and future obligations and liabilities of the Parent of every type or description to the Secured Party, or any of its successors or assigns, or any Person entitled to indemnification under the Lease Agreement, in each case arising under or in connection with the Lease Agreement and this Agreement, whether for lease payments, cash collateral cover, fees, expenses, indemnities or other amounts (including attorneys’ fees and expenses and court costs); in each case whether due or not due, direct or indirect, joint and/or several, absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, now or hereafter existing, extended, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising after the commencement of a proceeding under the Bankruptcy Code (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding, and whether or not recovery of any such obligation or liability may be barred by a statute of limitations and whether or not such obligation or liability may otherwise be unenforceable; except for any Uncollateralized Portion of such obligations and liabilities (all obligations and liabilities described in this Section 2.02 are collectively referred to as the “Secured Obligations”).
Section 2.03 Limitations; No Recourse. If the obligations of any Pledgor hereunder otherwise would be subject to avoidance under Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, taking into consideration such Pledgor’s rights of reimbursement and indemnity, if any, from the Parent with respect to amounts paid by such Pledgor, then such obligations hereby are reduced to the largest amount that would make them not subject to such avoidance. Any Person asserting that such Pledgor’s obligations are so avoidable shall have the burden (including the burden of production
Collateral Agreement

and of persuasion) of proving (a) that, without giving effect to this Section 2.03, such Pledgor’s obligations hereunder would be avoidable and (b) the extent to which such obligations are reduced by operation of this Section 2.03.
     The obligations of Coeur Australia hereunder are limited to the grant of the Security Interest in the Collateral owned by Coeur Australia, with no recourse to any other assets or properties of Coeur Australia or to Coeur Australia.
ARTICLE III
WARRANTIES AND REPRESENTATIONS
     The Parent makes the following representations and warranties, all of which shall survive until termination of this Agreement pursuant to Section 6.07.
Section 3.01 Financing Statements; Perfection, etc. Financing statements containing a true and correct description of the Collateral have been reviewed by the Parent and are in proper form for filing in the office of the Secretary of State of the State of Idaho and in each other jurisdiction necessary to establish a valid and perfected Lien in favor of the Secured Party in all Collateral in which a Lien may be perfected by filing under the UCC, and no further or subsequent filing, recording or registration of financing statements is necessary under the UCC in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements. If actions other than filing such financing statements under the UCC should reasonably be necessary or desirable to perfect and protect such security interest under other applicable law, each Pledgor shall provide to the Secured Party upon request a true and correct description of the Collateral and such other information as the Secured Party may request that will enable it to establish a valid and perfected Lien in favor of the Secured Party in the Collateral. Upon the filing of each such financing statement in the filing office set forth opposite the applicable Pledgor’s name on Schedule 3.02 or, if other actions are reasonably necessary or desirable to perfect such security interest under applicable law, upon completion of such other actions, the Secured Party will have a valid and fully perfected first priority (subject to Permitted Liens) Lien on the Collateral. There are no financing statements on file in any governmental office covering any Collateral, other than financing statements in favor of the Secured Party or in respect of Permitted Liens.
Section 3.02 Locations and Names. Schedule 3.02 truly and correctly sets forth (a) each Pledgor’s chief executive office and principal place of business on the date hereof and at any time during the last four months, (b) all other places of business of each Pledgor on the date hereof or at any time during the last five years, (c) each Pledgor’s form and jurisdiction of organization, its identification number in the records of such jurisdiction and its federal tax identification number, (d) each Pledgor’s name as it appears in the official filings in the state of its organization, (e) all prior or current legal names and trade names used within the five years ended on the date hereof to identify any Pledgor in its business or in the ownership of its properties, and (f) the filing offices where a financing statement is required to be filed with respect to each Pledgor to perfect the Security Interest in the Collateral.
Collateral Agreement

Section 3.03 Title to Collateral. The Pledgors, collectively, have good title to all Collateral and “rights” or the power to transfer “rights” in all other Collateral within the meaning of Section 9-203 of the UCC. The Pledgors’ title to all Collateral is free of adverse claims, Liens and restrictions on transfer or pledge to any firm, person or entity other than Permitted Liens.
Section 3.04 Fraudulent Transfers. Each Pledgor is solvent and will be solvent immediately after giving effect to the transactions contemplated by the Lease Agreement to occur on the effective date thereof. No transfer of property is being made by any Pledgor and no obligation is being incurred by any Pledgor in connection with the transactions contemplated by the Lease Agreement with the intent to hinder, delay or defraud either present or future creditors of any Pledgor.
Section 3.05 Authorization. Each of the Pledgors is a corporation duly organized, validly existing and in good standing under the laws of its place of organization and has the requisite corporate power and authority to carry on its business as now being conducted. The information contained herein about each of the Pledgors and the Collateral is true and correct. This Agreement and any writings related to this Agreement have been duly executed and delivered by each of the Pledgors and are the legal, valid and binding obligations of each of the Pledgors, enforceable in accordance with their respective terms, and do not violate, conflict with or result in a breach under any of the Pledgors’ articles of organization or bylaws (or other similar organizational documents) or any agreement, instrument, lease, restriction, obligation, law, rule, regulation, or court or administrative order to which any of the Pledgors or the Collateral is subject.
Section 3.06 Pledged Account. The Pledged Account is the specified account into which all silver proceeds under the Amended and Restated Silver Sale and Purchase Agreement between Coeur Australia and Cobar Operation Pty Limited (the “Cobar Silver Sale Agreement”) are paid to Coeur Australia. The Pledged Account is used for the limited purpose of receiving payments under the Cobar Silver Sale Agreement and remitting such payments to the Parent for use by the Parent in its business (the “Limited Purpose”). No breach or event of default under any agreement, instrument, lease, restriction, obligation, applicable law or court or administrative order to which Coeur Australia and/or its properties is subject, including the Cobar Silver Sale Agreement, would directly result from the Parent’s bankruptcy or insolvency or the Parent’s inability to pay its debts as they become due. Coeur Australia’s rights under the Cobar Silver Sale Agreement are neither affected nor terminated by (i) the Parent becoming unable to pay its debts as they become due, (ii) the bankruptcy or insolvency of the Parent or (iii) the occurrence of any other event with respect to the Parent that would, if it occurred with respect to Coeur Australia, be an event of default under either or both of such agreements.
Section 3.07 Coeur Australia. Coeur Australia is a limited purpose company organized under the laws of Australia whose primary activity is to receive payments under the Cobar Silver Sale Agreement and to remit such payments to the Parent, and to conduct any ancillary business and activities necessary to accomplish such receipts and remittances.
Collateral Agreement

ARTICLE IV
COVENANTS AND AGREEMENTS
Section 4.01 Delivery of Wells Fargo L/C, etc. Until termination of this Agreement pursuant to Section 6.07, the Parent shall cause Wells Fargo to establish and maintain at all times (until the Parent is entitled to terminate it pursuant to the terms hereof) the Wells Fargo L/C , which shall be a standby letter of credit or letters of credit in an aggregate amount greater or equal to than the L/C Amount Threshold and in each case substantially in the form of Exhibit A hereto, on which the Secured Party may draw as set forth herein, up to but not in excess of the then applicable L/C Amount Threshold, upon the occurrence and during the continuance of an Event of Default.
Section 4.02 Filing of Financing Statements, etc. The Pledgors hereby authorize the Secured Party, at the Parent’s expense, to file one or more financing or continuation statements (and any amendments thereto) and to take any other actions necessary to perfect the Security Interest without the signature of any of the Pledgors, where permitted by law. Secured Party is hereby appointed as each of the Pledgors’ attorney-in-fact to take all actions and do such things which the Secured Party may deem necessary to perfect and continue perfection of the Security Interest and to protect the Collateral.
Section 4.03 Further Assurances. The Pledgors shall, at their own expense, perform or cause to be performed such acts as may be necessary or advisable, or that the Secured Party may request at any time, to assure the attachment, perfection and first priority (subject to Permitted Liens) of the Security Interest, to exercise the rights and remedies of the Secured Party hereunder or to carry out the intent of this Agreement.
Section 4.04 Power of Attorney. The Pledgors hereby irrevocably appoint the Secured Party and its employees and agents as their true and lawful attorneys-in-fact, with full power of substitution, to do, during the continuation of an Event of Default, (a) all things required to be done by the Parent under this Agreement, and (b) all things that the Secured Party may deem necessary or advisable to assure the attachment, perfection and first priority (subject to Permitted Liens) of the Security Interest or otherwise to exercise the rights and remedies of the Secured Party hereunder or to carry out the intent of this Agreement (including by signing and filing any financing statement covering the Collateral, and by voting any Collateral as contemplated by Section 4.11), in each case at the Parent’s expense.
          Without limitation, the Secured Party and its officers and agents shall be entitled to affix, by facsimile signature or otherwise, the general or special endorsement of any Pledgor, in such manner as the Secured Party shall deem advisable, to any Collateral that has been delivered to or obtained by the Secured Party without appropriate endorsement or assignment, which endorsement shall be effective for all purposes.
Section 4.05 Changes of Locations of Collateral, Offices, Name or Structure. No Pledgor shall adopt a trade name or change its name, chief executive office, principal place of business, identity or structure (including its jurisdiction of organization) unless, in each case the Parent (i) gives prior written notice to the Secured Party of such removal, adoption or change and the new
Collateral Agreement

location of such chief executive office, principal place of business or new place of business, trade name, name, identity or structure, as the case may be, and (ii) takes all steps required by Section 4.03 and the other provisions of this Agreement in connection therewith.
Section 4.06 Payment of Charges and Claims. The Parent shall pay or cause to be paid (a) all Charges imposed upon any Collateral, and (b) all claims that have become due and payable and, under applicable law, have or may become Liens upon any Collateral, in each case before any penalty shall be incurred with respect thereto; provided that, unless foreclosure, levy or similar proceedings shall have commenced, the Parent need not pay or cause to be paid or discharge any such Charges or claims so long as (i) the validity or amount thereof is being contested in good faith and by appropriate proceedings that have the effect of preventing foreclosure, levy or similar proceedings relative to such Collateral and (ii) adequate reserves therefor have been established in accordance with GAAP. If the Parent fails to pay or cause to be paid or obtain the discharge of any Charge, claim or Lien required to be paid or discharged under this Section and asserted against any portion of the Collateral, the Secured Party may, at any time and from time to time, in its discretion and without waiving or releasing any obligation of the Parent under this Agreement or waiving any default by the Parent, make such payment, obtain such discharge or take such other action with respect thereto as the Secured Party deems advisable.
Section 4.07 Duty of Care; Indemnification.
          (a) The Secured Party shall have no duty of care with respect to the Collateral, except that the Secured Party shall have an obligation to exercise reasonable care with respect to Collateral in its possession; provided that (i) the Secured Party shall be deemed to have exercised reasonable care if Collateral in its possession is accorded treatment substantially comparable to that which the Secured Party accords its own property, and (ii) the Secured Party shall have no obligation to take any actions to preserve rights against other parties with respect to any Collateral. Without limitation, the Secured Party shall (A) bear no risk or expense with respect to any Collateral and (B) have no duty with respect to calls, conversions, presentments, maturities, notices or other matters relating to Collateral, or to maximize interest or other returns with respect thereto.
          (b) The Parent hereby agrees to indemnify and hold harmless the Secured Party and its directors, officers, employees and agents against and from any and all claims, actions, liabilities, costs and expenses of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) that may be imposed on, incurred by, or asserted against any of them, in any way relating to or arising out of this Agreement or any action taken or omitted by them hereunder (including for taxes), except to the extent a court holds in a final and nonappealable judgment that they directly resulted from the gross negligence or willful misconduct of such Persons.
Section 4.08 Sale of Collateral; Further Encumbrances.
          (a) No Pledgor shall (i) sell, lease, license, transfer, withdraw or otherwise dispose of any Collateral, or any interest therein, except as contemplated by Section 4.11 (collectively, “Permitted Sales”), (ii) transfer or withdraw funds from or to the Pledged Account
Collateral Agreement

for any purpose other than the Limited Purpose, or (iii) grant or suffer to exist any Lien in or on any Collateral (except Permitted Liens) or sign or authorize the filing of any financing statement with respect to any of the Collateral (except with respect to Permitted Liens). The Parent shall not cause or permit the members of the Coeur Group to sell, lease, license, transfer, withdraw or otherwise dispose of any Refinery Collateral except through Permitted Sales; to grant or suffer to exist any Lien in or on any Refinery Collateral (except Permitted Liens); or to sign or authorize the filing of any financing statement with respect to any of the Refinery Collateral (except with respect to Permitted Liens). If any Collateral, or any interest therein, is disposed of in violation of these provisions, the Security Interest shall continue in such Collateral or interest notwithstanding such disposition, the Person to which the Collateral or interest is being transferred shall be bound by this Agreement, and the Parent shall deliver or cause to be delivered all Proceeds thereof to the Secured Party to be held as Collateral hereunder.
          (b) In case of a Permitted Sale, the applicable Pledgor shall inform the Secured Party of such Permitted Sale at least one business day prior to the execution of such Permitted Sale. Concurrently with any Permitted Sale, the Security Interest shall automatically be released from the Collateral so disposed of; provided, however, that the Security Interest shall in any event continue in the Proceeds of such Collateral received in connection with such Permitted Sale.
          (c) Upon satisfaction of all conditions precedent set forth herein, the Secured Party shall execute and deliver any releases or other documents reasonably requested by the Parent to accomplish or confirm the release of Collateral provided by this Section or by Section 4.14. Any such release shall specifically describe that portion of the Collateral to be released and shall be without recourse or warranty (other than a warranty that the Secured Party has not assigned its rights and interests to any other Person). The Parent shall pay all of the Secured Party’s expenses in connection with any such release and other documents.
Section 4.09 Protection of Security; Notice of Levy. The Pledgors shall, at their own cost and expense, take any and all actions necessary to defend title to the Collateral against all Persons and against all claims and demands and to preserve, protect and defend the Security Interest and the first priority thereof against any Liens other than Permitted Liens. The Parent will promptly notify the Secured Party of any attachment or other legal process levied against any Collateral.
Section 4.10 Cooperation. The Parent shall furnish to the Secured Party information concerning the Collateral, to the extent relevant, from time to time as the Secured Party may reasonably request, and shall make available the Pledgors’ books and records for inspection and audit by the Secured Party at any time upon reasonable notice. Until the Refinery Collateral is released from the Security Interest, the Parent shall furnish to the Secured Party (i) copies of any monthly balance-of-ounces reports it receives from JM under the Refining Agreements, and (ii) prior notice of each shipment of silver or gold doré to JM, which notices shall include the anticipated delivery date of, and the amount (in ounces) of such silver or gold doré in the applicable shipment. Until the Refinery Collateral is released from the Security Interest, the Secured Party shall be entitled to request the above mentioned reports and notices directly from JM. The Parent shall, promptly after any amendment to any of the Refining Agreements, furnish to Secured Party a copy of such amendment.
Collateral Agreement

Section 4.11 Consensual Rights; Distributions.
     (a) So long as no Event of Default shall exist:
          (i) Each applicable Pledgor shall be entitled to exercise any and all management and other consensual rights pertaining to any Collateral, including all rights under each Refining Agreement, for any purpose not inconsistent with the terms of this Agreement.
          (ii) Each applicable Pledgor shall be entitled to receive and retain and use free of the Security Interest any and all cash and other property paid or otherwise distributed in respect of the Collateral, including proceeds of sales of the Refinery Collateral by JM in the ordinary course of business pursuant to the Refining Agreements (provided that no Shortfall exists at the time of any such sale or would occur as a result thereof and no Metal Blockage Notice has been delivered and not rescinded) and remittance by Coeur Australia of any funds in the Pledged Account to the Parent.
          (b) So long as a Shortfall shall exist, at the sole option of the Secured Party, any or all rights of the applicable Pledgor to receive cash and other property distributed in respect of Refinery Collateral as permitted by subsections (a)(i) and (a)(ii) above shall cease.
          (c) So long as an Event of Default shall exist, at the sole option of the Secured Party, (i) any or all rights of the applicable Pledgor to exercise management and other consensual rights and to receive cash and other property distributed in respect of Collateral as permitted by subsections (a)(i) and (a)(ii) above shall cease, (ii) the Secured Party shall have the right to deliver a Metals Blockage Notice to JM and (iii) the Secured Party, if and when it notifies the applicable Pledgor and the Parent of the exercise of such option, shall have the sole right to exercise any or all such management and other consensual rights and to receive and to hold as Collateral any or all such cash and other property.
          (d) All cash and other property required to be delivered to the Secured Party hereunder shall, if received by any Pledgor, be received in trust for the benefit of the Secured Party, be segregated from the other property of such Pledgor, and promptly be delivered to the Secured Party in the same form as so received (with any appropriate endorsements or assignments).
Section 4.12 Control of Pledged Account.
     (a) The Parent shall cause the Pledged Account to be, at all times, subject to an account control agreement (an “Account Control Agreement”) that provides the Secured Party with “control” (as defined in the UCC) over the Pledged Account and that is reasonably satisfactory in form and substance to the Secured Party ( provided, that an account control agreement substantially in the form of Exhibit B hereto shall be so satisfactory). The Parent shall cause (i) Coeur Australia to keep the Pledged Account as the specified account into which payments under the Cobar Silver Sale Agreement are deposited; (ii) Coeur Australia to comply in all material respects with its obligations under the Restricted Account Agreement and the Cobar Silver Sale Agreement and not to amend or terminate such agreements without the prior written consent of
Collateral Agreement

the Secured Party; and (iii) Coeur Australia to instruct Cobar Operation Pty Limited to make payments under the Cobar Silver Sale Agreement to the Pledged Account.
     (b) If the Restricted Account Agreement is terminated, then the Parent shall, no later than 3 Business Days prior to such termination (or, if the Parent first obtains knowledge of such termination or intended termination less than 3 Business Days prior to its occurrence, then no later than 1 Business Day after the Parent first obtains such knowledge), at the Parent’s option, (x) (i) establish a deposit account with a different financial institution as depositary, which new deposit account shall be subject to an account control agreement that provides the Secured Party with “control” (as defined in the UCC) over such deposit account and that is reasonably satisfactory in form and substance to the Secured Party ( provided, that an account control agreement substantially in the form of Exhibit B hereto shall be so satisfactory), which account control agreement shall thereafter be deemed the Account Control Agreement for purposes of this Agreement and (ii) instruct Cobar Operation Pty Limited to make payments under the Cobar Silver Sale Agreement to such new deposit account, which deposit account shall thereafter be deemed the Pledged Account for purposes of this Agreement, or (y) permit the Secured Party to deliver payment instructions in the form of Exhibit C, which instructions direct Cobar Operation Pty Limited to make payments under the Cobar Silver Sale Agreement to an account designated by the Secured Party in its sole discretion (“Cobar Payment Instructions”).
Section 4.13 Refining Agreements.
     (a) The Parent shall cause JM to enter into and maintain the Refinery Pledge Agreement with the Parent and the Secured Party, substantially in the form of Exhibit D hereto and not to amend or terminate such agreement without the prior written consent of the Secured Party. The Parent will join with the Secured Party in notifying JM of the Security Interest and in obtaining acknowledgment from JM that it is holding the Collateral described in the Refinery Pledge Agreement for the benefit of the Secured Party. The Parent shall comply , and shall cause each member of the Coeur Group to comply, in all material respects with its obligations under the Silver Doré Sales Agreements, Refining Agreements and Refining Contract Rights Agreement and shall not amend or terminate or cause any member of the Coeur Group to amend or terminate the Silver Doré Sales Agreements, Refining Agreements or Refining Contract Rights Agreement without the prior written consent of the Secured Party. The Parent shall cause JM to maintain insurance on the silver and gold doré as required under the respective Refining Agreements. At the request of the Secured Party from time to time, the Parent will cause JM to provide certificates of insurance in a form reasonably satisfactory to the Secured Party evidencing that the silver and gold doré constituting part of the Collateral is insured as required under the Refining Agreements.
     (b) The value of the Refinery Collateral shall be reasonably calculated by the Secured Party from time to time to be the product of (x) the aggregate amount of market deliverable silver or gold (calculated in troy ounces) that is the subject of the Refining Agreements and either will be extracted from doré in the possession of JM at one of its refinery facilities or has been extracted from such doré and is in the possession of JM at one of its refinery facilities, and (y) the London silver or gold fix of one (1) troy ounce of silver or gold, as applicable, on the day on which the calculation is made.
Collateral Agreement

     (c) So long as no Event of Default shall exist, the Parent shall be obligated to provide Refinery Collateral only to the extent of the lesser of (i) such quantity that has a value, calculated as specified above in Section 4.13(b), equal to the Refinery Collateral Threshold and (ii) all the Refinery Collateral (such amount, the “Refinery Collateral Minimum”).
     (d) If the sum of
     L/C Amount Threshold + Refinery Collateral Minimum + Australia Collateral Threshold
is less than
     Outstanding Gold Obligation Amount — Uncollateralized Portion
(the amount by which (L/C Amount Threshold + Refinery Collateral Minimum+ Australia Collateral Threshold) is less than (Outstanding Gold Obligation Amount — Uncollateralized Portion) being called a “Shortfall”) and such Shortfall exceeds $300,000.00 , then the Secured Party may send a notice of such Shortfall to the Parent (such notice a “Shortfall Notice”). The Parent shall, within three Business Days of its receipt of such notice and at its option, perform either of the following actions (or some ratable combination thereof) in an amount of troy ounces sufficient to make up the Shortfall (based on the London silver or gold fix on the day on which the applicable calculation of the Shortfall had been made): (i) deliver to JM, in the aggregate, additional silver or gold doré or (ii) deposit London Good Silver Bars to the unallocated account maintained by the Secured Party with a member of the London Bullion Market Association designated by the Secured Party, provided that the Secured Party shall pay interest on such delivered London Good Silver Bars at a rate reasonably determined by the Secured Party.
     When the applicable Shortfall no longer exists, which shall be communicated to the Secured Party by the Parent, the Secured Party shall, if the Parent performed as contemplated in clause (i) above, notify JM, or if the Parent performed as contemplated in clause (ii) above, return the delivered London Good Silver Bars to the Parent together with any accrued interest thereon.
Section 4.14 Release of Credit Support.
          (a) On the first Business Day of each month, the Secured Party shall calculate the Outstanding Gold Obligation Amount (any such calculation, a “Gold Obligation Calculation”) and shall provide reasonable notice to Parent of (i) any such Gold Obligation Calculation and (ii) the Outstanding Gold Obligation Amount.
          (b) Upon the termination of this agreement pursuant to Section 6.07, the Secured Party shall send to the Parent the original copy of the letter of credit, or the original copy of each letter of credit, as applicable, constituting the Wells Fargo L/C, accompanied by a document executed by the Secured Party, in the form required by Wells Fargo for such purpose, stating that the Secured Party relinquishes all rights as a beneficiary under the Wells Fargo L/C; and the Parent shall be entitled to terminate the Wells Fargo L/C, the Security Interest granted by the Pledgors shall automatically, and with no further action or notice required by any party, terminate, and all of the Collateral pledged by the Pledgors (including without limitation their
Collateral Agreement

respective interests in the Refining Agreements) shall be automatically released from such Security Interest. In connection with such release, the Secured Party shall execute and deliver to JM a notice terminating the Refinery Pledge Agreements, a release of the Wells Fargo L/C, in the form required by Wells Fargo for such purpose, and such other instruments, releases or other documents as the Parent may request in connection therewith, all in accordance with the provisions of Section 4.08(c).
     Section 4.15 Coeur Australia. The Parent agrees that (a) the Parent will at all times own all outstanding shares of Coeur Australia, (b) the Parent will cause Coeur Australia to maintain its primary activity as described in Section 3.07 above and not conduct any business other than the Limited Purpose, and (c) the Parent shall cause Coeur Australia to keep in full force and effect its existence. The Parent shall not permit Coeur Australia to create, assume or suffer to exist any indebtedness owing to any affiliate of Coeur Australia or guarantee any obligation of any of its affiliates. Notwithstanding the amount of funds on deposit in the Pledged Account from time to time, at no time will the amount of Australia Collateral subject to the security interest granted by Coeur Australia under this Agreement exceed $9,000,000.00 (such amount, the “Australia Collateral Maximum”. If at any time the aggregate funds received by Secured Party as a result of (a) Secured Party’s transfers of funds to it pursuant to an Account Control Agreement and (b) delivery by the Secured Party of Cobar Payment Instructions shall exceed the Australia Collateral Maximum, then Secured Party will, within two Business Days of receipt of any such excess, transfer any such excess to an account designated by Coeur Australia in its sole discretion. Such obligation of Secured Party to transfer funds received in excess of the Australia Collateral Maximum shall apply not only to all amounts initially received by Secured Party upon an exercise of its rights pursuant an Account Control Agreement or delivery of Cobar Payment Instructions, but also to all amounts subsequently received by Secured Party pursuant to an Account Control Agreement or the Cobar Payment Instructions.
     If an Event of Default occurs, the Parent will and will cause Coeur Australia to maintain in full force and effect an Account Control Agreement and Cobar Payment Instructions until such time as funds in an aggregate amount equal to the Australia Collateral Threshold are provided to Secured Party pursuant to such Account Control Agreement and Cobar Payment Instructions.
ARTICLE V

EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT
Section 5.01 Event of Default.
          “Event of Default” means the occurrence of one or more following events:
(i)	The occurrence of one or more “events of default” (as defined in the Lease Agreement) by the Parent;

(ii)	A default by any Pledgor in the payment or performance of any material obligation owing to the Secured Party under this Agreement which is not cured within three (3) Business Days of notice of such default to that Pledgor;
Collateral Agreement

(iii)	Any representation or warranty made by any Pledgor to the Secured Party in this Agreement is untrue or inaccurate in any material respect as of the date made or deemed made;

(iv)	A filing by any Pledgor of a petition or other commencement of any proceeding under any bankruptcy, insolvency, reorganization or similar law for the protection of creditors, or the filing of any such petition or commencement of any such proceeding against it;

(v)	A Pledgor’s otherwise becoming bankrupt or insolvent (however evidenced);

(vi)	A Pledgor’s inability to pay its debts as they become due;

(vii)	The appointment of an administrator, receiver, liquidator or other officer over a Pledgor or any of its assets;

(viii)	A Pledgor’s merger or consolidation with any other entity or the transfer, by any means, of all or substantially all of a Pledgor’s assets to another entity if the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of the Pledgor immediately prior to such action as reasonably determined by the Secured Party;

(ix)	Any Pledgor ceases to operate a material part of its business; or

(x)	A Pledgor’s disaffirmance, disclaimer, repudiation, or rejection, in whole or in part, or challenge to the validity of, any guarantee issued in respect of that Pledgor.
Section 5.02 Remedies. If (a) upon or after the occurrence of any Event of Default, the Secured Party elects to exercise remedies under this Agreement or (b) there occurs an “event of default” (as defined in the Lease Agreement) by the Parent of a type described in clauses (ii), (iii), (iv) or (v) of Section 8.1 of the Lease Agreement (the occurrence of any such event shall be referred to as an “Acceleration”), then, whether or not all the Secured Obligations shall have become immediately due and payable, subject to Section 5.05:
          (a) In addition to all its other rights, powers and remedies under this Agreement and applicable law, the Secured Party shall have, and may exercise, any and all of the rights, powers and remedies of a secured party under the UCC, all of which rights, powers and remedies shall be cumulative and not exclusive, to the extent permitted by applicable law.
          (b) The Secured Party shall have the right, all at the Secured Party’s sole option and as the Secured Party in its discretion may deem necessary or advisable, to do any or all of the following:
     (i) foreclose the Security Interest by any available judicial procedure or without judicial process; and
Collateral Agreement

     (ii) exercise any and all other rights, powers, privileges and remedies of an owner of the Collateral all without liability except to account for property actually received by it, but the Secured Party shall have no duty to the Parent to exercise any such right, power or privilege and shall not be responsible for any failure to do so or delay in so doing.
          (c) The Secured Party shall have the right to sell or otherwise dispose of all or any Collateral at public or private sale or sales, with such notice as may be required by Section 5.04, in lots or in bulk, at any exchange, over the counter or at any of the Secured Party’s offices or elsewhere, for cash or on credit, with or without representations or warranties, all as the Secured Party, in its discretion, may deem advisable. Without limitation, the Secured Party may specifically disclaim any warranties of title and the like. The Collateral need not be present at any such sales. If sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Secured Party until the sale price is paid by the purchaser thereof, but the Secured Party shall not incur any liability in case any such purchaser shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. The Secured Party shall not be obligated to prepare the Collateral for sale and shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Secured Party may purchase all or any part of the Collateral at public or, if permitted by applicable law, private sale, and in lieu of actual payment of the purchase price, the Secured Party may apply against such purchase price any amount of the Secured Obligations.
          (d) The Secured Party may comply with any applicable law (other than the UCC) in connection with any exercise of remedies hereunder and such compliance shall not be considered to adversely affect the commercial reasonableness of such exercise of remedies. Without limitation, the Secured Party shall not be required to register or qualify any of the Collateral that constitutes securities under applicable state or federal securities laws in connection with any sale or other disposition thereof if such disposition is effected in a manner that complies with all applicable federal and state securities laws. The Secured Party shall be authorized at any such disposition (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are “accredited investors” or “qualified institutional buyers” under applicable law and purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof. If any such Collateral is sold at private sale, the Parent agrees that if such Collateral is sold in a manner that the Secured Party in good faith believes to be reasonable under the circumstances then existing, then (A) the sale shall be deemed to be commercially reasonable in all respects, (B) the Parent shall not be entitled to a credit against the Secured Obligations in an amount in excess of the purchase price, and (C) the Secured Party shall not incur any liability or responsibility to the Parent in connection therewith, notwithstanding the possibility that a substantially higher price might have been realized at a public sale. The Parent recognizes that a ready market may not exist for such Collateral if it is not regularly traded on a recognized securities exchange, and that a sale by the Secured Party of any such Collateral for an amount substantially less than the price that might have been achieved had the Collateral been so traded may be commercially reasonable in view of the difficulties that may be encountered in attempting to sell Collateral that is privately traded.
Collateral Agreement

Section 5.03 Application of Proceeds.
          (a) Any cash proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral following the occurrence of an Acceleration or otherwise (including insurance proceeds) may be held by the Secured Party as Collateral and/or then or at any time thereafter applied as follows:
          (i) first, to pay all advances, charges, costs and expenses payable to the Secured Party pursuant to Section 6.01; and
          (ii) to pay the Secured Obligations in the order determined by the Secured Party in its discretion.
          (b) The Parent and any other Person then obligated therefor (which, for clarity, shall not include the Pledgors) shall pay to the Secured Party on demand any deficiency with regard to the Secured Obligations that may remain after such sale, collection or realization of, from or upon the Collateral.
Section 5.04 Notice. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Secured Party will send or otherwise make available to the Parent reasonable notice of the time and place of any public sale or of the time on or after which any private sale of any Collateral is to be made. Each of the Pledgors agrees that any notice required to be given by the Secured Party of a sale or other disposition of Collateral, or any other intended action by the Secured Party, that is received in accordance with the provisions set forth in Section 6.04 ten days prior to such proposed action shall constitute commercially reasonable and fair notice thereof to each of the Pledgors. Parent agrees that any notice required to be given by the Secured Party in connection with Section 4.14(a) that is received within ten days of a Gold Obligation Calculation shall constitute reasonable notice. The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each of the Pledgors hereby waives any right to receive notice of any public or private sale of any Collateral or other security for the Secured Obligations except as expressly provided for in this Section.
Section 5.05 Order of Exercise of Remedies. Notwithstanding any other provision herein, (i) the Secured Party shall not exercise its remedies in respect of the Australia Collateral or exercise its right to draw under the Wells Fargo L/C until it has exhausted all remedies available to it in respect of the Refinery Collateral, including its rights in any Refinery Collateral, including any quantity of silver or gold doré delivered and London Good Silver Bars deposited pursuant to Section 4.13(d), in excess of such quantity that has a value, calculated as specified above in Section 4.13(b), equal to the Refinery Collateral Threshold; and (ii) the Secured Party shall not exercise its remedies in respect of the Australia Collateral until it has exhausted its right to draw under the Wells Fargo L/C, subject to the L/C Amount Threshold. In any exercise of its remedies hereunder, the Secured Party shall be entitled to an amount no greater than the sum of Total Collateral Requirement and, in the event of a Shortfall, the quantity of silver or gold doré delivered and London Good Silver Bars deposited pursuant to Section 4.13(d).
Collateral Agreement

ARTICLE VI
GENERAL
Section 6.01 Secured Party’s Expenses, Including Attorneys’ Fees. Regardless of the occurrence of an Event of Default, the Parent agrees to pay to the Secured Party any and all reasonable advances, charges, costs and expenses, including reasonable attorney’s fees and related reasonable costs/expenses (including expert witness fees, and court costs and expenses), that the Secured Party may incur in connection with (a) the negotiation, preparation, execution and delivery of this Agreement (including any amendments) and all other documents delivered in connection herewith, (b) the creation, perfection or continuation of the Security Interest or protection of its priority in the Collateral, including the discharging of any prior or junior Lien or adverse claim against the Collateral or any part thereof that is not permitted hereby, (c) the custody, preservation or sale of, collection from, or other realization upon, any of the Collateral, (d) the exercise or enforcement of any of the rights, powers or remedies of the Secured Party under this Agreement or under applicable law or any workout or restructuring or insolvency or bankruptcy proceeding or (e) the failure by the Parent to perform or observe any of the provisions hereof. All such amounts and all other amounts payable hereunder shall be payable on demand.
Section 6.02 Amendments and Other Modifications.
          (a) This Agreement may not be amended, modified, or supplemented, except by a writing signed by both the Parent and the Secured Party. This Agreement supersedes all standard terms and conditions of trading of either party, regardless of how denominated and whether or not the same are printed on one or more confirmations of lease terms or sales or purchase orders relating thereto.
          (b) No notice to or demand on the Parent in any case shall entitle the Parent to any other or further notice or demand in similar or other circumstances.
Section 6.03 Cumulative Remedies; Failure or Delay. The rights and remedies provided for under this Agreement are cumulative and are not exclusive of any rights and remedies that may be available to the Secured Party under applicable law, the Lease Agreement or otherwise. No failure or delay on the part of the Secured Party in the exercise of any power, right or remedy under this Agreement shall impair such power, right or remedy or shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude other or further exercise of such or any other power, right or remedy.
Section 6.04 Notices, etc. All notices and other communications under this Agreement shall be in writing and shall be made and received in the manner provided for in Section 12 of the Lease Agreement.
Section 6.05 Successors and Assigns. This Agreement shall be binding upon and shall, subject to the next sentence, inure to the benefit of each Pledgor and the Secured Party and their respective successors and assigns. No Pledgor shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the Secured Party. The benefits of this
Collateral Agreement

Agreement shall pass automatically with any assignment of the Secured Obligations (or any portion thereof), to the extent of such assignment.
Section 6.06 Payments Set Aside. Notwithstanding anything to the contrary herein contained, this Agreement, the Secured Obligations and the Security Interest shall continue to be effective or be reinstated, as the case may be, if at any time any payment, or any part thereof, of any or all of the Secured Obligations is rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be restored or returned by the Secured Party in connection with any bankruptcy, reorganization or similar proceeding involving the Parent, any other party liable with respect to the Secured Obligations or otherwise, if the proceeds of any Collateral are required to be returned by the Secured Party under any such circumstances, or if the Secured Party elects to return any such payment or proceeds or any part thereof in its discretion, all as though such payment had not been made or such proceeds not been received.
Section 6.07 Continuing Security Interest; Termination.
          (a) This Agreement shall create a continuing security interest in the Collateral and, except as provided below, the Security Interest and all agreements, representations and warranties made herein shall survive until, and this Agreement shall terminate only upon, the indefeasible payment in full of the Secured Obligations.
          (b) Notwithstanding anything in this Agreement or applicable law to the contrary, the agreements of the Parent set forth in Sections 4.07(b), 6.01, 6.04, 6.07(b), 6.08, 6.09, 6.11, 6.12 and 6.13 shall survive the payment of all other Secured Obligations and the termination of this Agreement.
Section 6.08 Arbitration.
          (a) The parties agree that any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled by arbitration conducted by the American Arbitration Association in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award of the arbitrator(s) shall be final and binding upon the parties hereto and judgment on the award may be entered in any court of competent jurisdiction.
          (b) Nothing contained in this Section shall preclude the Secured Party from bringing any action or proceeding arising out of or relating to this Agreement in the courts of any place where any Pledgor or any of its assets may be found or located.
Section 6.09 Waiver and Estoppel. Except as otherwise provided in this Agreement, each Pledgor hereby waives: (a) presentment, protest, notice of dishonor, release, compromise, settlement, extension or renewal and any other notice of or with respect to the Secured Obligations and hereby ratifies and confirms whatever the Secured Party may do in this regard; (b) notice prior to taking possession or control of any Collateral; (c) ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING THE SECURED PARTY TO EXERCISE ANY OF ITS RIGHTS, POWERS OR REMEDIES; (d) the benefit of all valuation, appraisement, redemption and exemption laws; (e) any rights to require
Collateral Agreement

marshalling of the Collateral upon any sale or otherwise to direct the order in which the Collateral shall be sold; (f) any setoff; and (g) any rights to require the Secured Party to proceed against any Person, proceed against or exhaust any Collateral or any other security interests or guaranties or pursue any other remedy in the Secured Party’s power, or to pursue any of such rights in any particular order or manner, and any defenses arising by reason of any disability or defense of any Person.
Section 6.10 Execution in Counterparts. This Agreement may be executed by means of the exchange of signed counterparts of the Agreement, including by facsimile or electronic (e.g. PDF) transmission, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. In the case of an Agreement being executed by facsimile or electronic transmission, as soon as practicable after such transmission, the Secured Party shall send two (2) signed counterparts of the Agreement to each Pledgor, and each Pledgor shall sign and return one copy of the Agreement to the Secured Party; provided, however, that the failure by either party to deliver signed hard copies after the facsimile transmissions shall not affect the validity of the Agreement.
Section 6.11 Complete Agreement. This Agreement, together with the exhibits and schedules hereto and the Lease Agreement, is intended by the parties as a final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement.
Section 6.12 Limitation of Liability. No claim shall be made by any Pledgor against the Secured Party or the affiliates, directors, officers, employees or agents of the Secured Party for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to the transactions contemplated by this Agreement and the Lease Agreement, or any act, omission or event occurring in connection therewith; and each Pledgor hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
Section 6.13 WAIVER OF TRIAL BY JURY. EACH PLEDGOR AND THE SECURED PARTY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION UNDER THIS AGREEMENT OR THE LEASE AGREEMENT OR ANY ACTION ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR ACTIONS.
Collateral Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

COEUR D’ALENE MINES CORPORATION:
By:	/s/ Mitchell Krebs
	Name:	Mitchell Krebs
	Title:	Sr. VP and CFO

CDE AUSTRALIA PTY LTD:
By:	/s/ Mitchell Krebs
	Name:	Mitchell Krebs
	Title:	Director

MITSUBISHI INTERNATIONAL CORPORATION:
By:	/s/ Kotaro Tomita
	Name:	Kotaro Tomita
	Title:	Division SVP, Precious Metals Division

[Signature page to Second Amended and Restated Collateral Agreement]

SCHEDULE 3.02
SCHEDULE OF LOCATIONS AND NAMES
(a) Each Pledgor’s chief executive office and principal place of business on the date hereof and at any time during the last four months:

Coeur Australia	Chief executive office
c/o Coeur d’Alene Mines Corporation
505 Front Avenue
Coeur d’Alene, ID 83814
USA

Principal place of business during last four months
CDE Australia Pty Ltd
3 Spring Street
Sydney NSW 2000
Australia

Parent	Chief executive office
c/o Coeur d’Alene Mines Corporation
505 Front Avenue
Coeur d’Alene, ID 83814
USA
(b) All other places of business of each Pledgor on the date hereof or at any time during the last five years

Coeur Australia	Not applicable

Parent	Not applicable
(c) Each Pledgor’s form and jurisdiction of organization, its identification number in the records of such jurisdiction and its federal tax identification number

Coeur Australia	Form
Proprietary limited corporation

Jurisdiction of Organization
Australia

Identification Number in Records of Jurisdiction of Organization
ACN 113 667 682
ABN 40 113 667 682

Federal Tax Identification Number
825 504 724 (Australia)

Parent	Form
Corporation

Jurisdiction of Organization
Idaho

Identification Number in Records of Jurisdiction of Organization

Schedule 3.02, Page 1

C16679

Federal Tax Identification Number
82-0109423
(d) Each Pledgor’s name as it appears in the official filings in the state of its organization

Coeur Australia	CDE Australia Pty Ltd

Parent	COEUR D’ALENE MINES CORPORATION
(e) All prior or current legal names and trade names used within the five years ended on the date hereof to identify any Pledgor in its business or in the ownership of its properties

Coeur Australia	CDE Australia Pty Ltd

Parent	Coeur d’Alene Mines Corporation
(f) The filing offices where a financing statement is required to be filed with respect to each Pledgor to perfect the Security Interest in the Collateral.

Coeur Australia	District of Columbia Recorder of Deeds

Parent	Idaho Secretary of State

Schedule 3.02, Page 2

EXHIBIT A
WELLS FARGO BANK, N.A.
TRADE SERVICES DIVISION — STANDBY LETTER OF CREDIT UNIT
One Front Street, 21st Floor, San Francisco, California 94111
Phone: (800) 798-2815 Option 1. E-Mail: sftrade@wellsfargo.com
IRREVOCABLE LETTER OF CREDIT

BENEFICIARY:
Mitsubishi International Corporation	Letter of Credit No.: [ ]
655 Third Avenue, 5th Floor	Date: December 5, 2008
New York, NY 10017 Attention: Robert Armstrong
Telephone: 212-605-2152
Ladies and Gentlemen:
     At the request and for the account of Coeur D’Alene Mines Corporation, 505 E Front Avenue, Coeur D’Alene, ID 83814, we hereby establish our irrevocable Letter of Credit in your favor in the amount of [ ] United States Dollars (US $[ ]). This Letter of Credit is available with us at our above office by payment of your draft(s) drawn on us at sight.
     Except as expressly stated herein, this undertaking is not subject to any condition or qualification whatsoever. The obligation of Wells Fargo Bank, N.A. under this Credit is the individual obligation of Wells Fargo Bank, N.A. and is in no way contingent upon reimbursement with respect thereto.
     Partial and multiple drawings are permitted under this Letter of Credit.
     Each draft or demand must be marked “DRAWN UNDER WELLS FARGO BANK, N. A. LETTER OF CREDIT NO. [ ]”.
     This Letter of Credit expires at our above office on December 5, 2009.
     If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.
     This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision) International Chamber of Commerce Publication No. 600 (“UCP”) and engages us in accordance with the terms thereof.

A-1

     THIS IS AN INTEGRAL PART OF LETTER OF CREDIT NUMBER [ ]
     Should you have occasion to communicate with us regarding this Letter of Credit, kindly direct your communication to our Trade Services Division, Northern California at the address above making specific reference to the number of the Letter or Credit.
     We hereby engage with you that each draft drawn and presented to us in compliance with the terms and provisions of this Letter of Credit will be duly honored by payment to you of the amount requested.

Very truly yours, WELLS FARGO BANK, N. A.
By:
(Authorized Signature)

A-2

EXHIBIT B
RESTRICTED ACCOUNT AND SECURITIES
ACCOUNT CONTROL AGREEMENT
(Access Restricted after Instructions)
This Restricted Account and Securities Account Control Agreement (this “Agreement”), dated as of the date specified on the initial signature page of this Agreement, is entered into by and among CDE Australia PTY LTD (“Company”), Mitsubishi International Corporation, a New York Corporation (“Secured Party”) and [Bank] (“Bank”), and sets forth the rights of Secured Party and the obligations of Bank with respect to the deposit accounts of Company at Bank identified at the end of this Agreement as the Restricted Accounts (each hereinafter referred to individually as a “Restricted Account” and collectively as the “Restricted Accounts”) and each securities account of Company at Bank linked to any Restricted Account by a sweep mechanism, provided that such securities account either (i) bears an account number identical to the linked Restricted Account or (ii) is separately identified by number at the end of this Agreement as a Securities Account (each hereinafter referred to individually as a “Securities Account” and collectively as “Securities Accounts”). As used in this Agreement, the term “Restricted Account” also refers to each “Preferred Option Sweep Account” (each hereinafter an “Offshore Account”) maintained by Company with Bank and linked to another Restricted Account by a sweep mechanism. Company and Secured Party understand and acknowledge that each Restricted Account which is an Offshore Account is a subaccount, in the name of Company, of an offshore U.S. Dollar-denominated deposit account of Bank maintained with Bank’s Grand Cayman branch, and that any transfer of funds into or out of the Offshore Account, pursuant to Section 4 of this Agreement or otherwise, must pass through the domestic Restricted Account to which the Offshore Account is specifically linked. Each account numerically designated as a Restricted Account includes, for purposes of this Agreement, and without the necessity of separately listing subaccount numbers, all subaccounts presently existing or hereafter established for deposit reporting purposes and integrated with the numerically designated Restricted Account by an arrangement in which deposits made through subaccounts are posted only to the designated Restricted Account.
1.	Secured Party’s Interest in Restricted Accounts and Securities Accounts. Secured Party represents that it has extended credit to Company and has been granted a security interest in the Restricted Accounts and Securities Accounts. Company hereby confirms, and Bank hereby acknowledges, the security interest granted by Company to Secured Party in all of Company’s right, title and interest in and to (i) the Restricted Accounts and all funds now or hereafter on deposit in or payable or withdrawable from the Restricted Accounts (the “Restricted Account Funds”), and (ii) the Securities Accounts and all financial assets, security entitlements, investment property, and other property and the proceeds thereof now or at any time hereafter held in the Securities Accounts (the “Securities Account Assets”). (As used herein, the terms “investment property,” “financial asset”, “entitlement order” and “security entitlement” shall have the respective meanings set forth in the Uniform Commercial Code of the state whose law governs this Agreement. The parties hereby expressly agree that all property, including without limitation, cash, certificates of deposit and mutual funds, at any time held in any of the Securities Accounts is to be treated as a “financial asset”.) Except as specifically provided otherwise in this Agreement, Company has given Secured Party complete control over the Restricted Accounts, the Restricted Account Funds, the Securities Accounts, and the Securities Account Assets. Company and Secured Party desire to enter into this Agreement to further the arrangements between Secured Party and Company regarding the Restricted Accounts and the Securities Accounts.
2.	Access to Restricted Accounts and Securities Accounts. Secured Party agrees that until Bank receives, and has had a reasonable opportunity to act upon, written instructions from

Secured Party directing that Company no longer have access to any Restricted Account Funds or Securities Account Assets (the “Instructions”), Company will be allowed access to the Restricted Account Funds, and access to the Securities Account Assets through redemption of Securities Account Assets and transfer of the proceeds of such redemption in each case to the applicable Restricted Account. After Bank receives the Instructions, (a) Company will no longer be allowed access to the Restricted Account Funds or Securities Account Assets, and (b) Secured Party will have the exclusive right to direct the disposition of all Restricted Account Funds and Securities Account Assets; and Bank agrees to transfer the Restricted Account Funds and Securities Account Assets to Secured Party in accordance with the provisions of Section 4 below, subject to the conditions set forth in this Agreement. Company agrees that the Restricted Account Funds and Securities Account Assets should be paid and/or delivered to Secured Party after Bank receives the Instructions, and hereby irrevocably authorizes Bank to comply with the Instructions even if Company objects in any way to the Instructions.
3.	Balance Reports. Bank agrees, at the telephone request of Secured Party on any day on which Bank is open to conduct its regular banking business other than a Saturday, Sunday or public holiday (a “Business Day”), to make available to Secured Party a report (“Balance Report”) showing the available balance in the Restricted Accounts and Securities Accounts as of the beginning of such Business Day, either on-line or by facsimile transmission, at Bank’s option. Company expressly consents to this transmission of information.
4.	Transfers to Secured Party. Bank agrees that on each Business Day after it receives the Instructions it will transfer to the Secured Party’s account specified at the end of this Agreement with the bank specified at the end of this Agreement or (if no account is so specified) to such account as Secured Party specifies in the Instructions (in either case, the “Secured Party Account”) the full amount of the available balance in the Restricted Accounts at the beginning of such Business Day, including all Restricted Account Funds and Securities Account Assets in all Offshore Accounts or Securities Accounts linked to the Restricted Accounts. Bank will use the Fedwire system to make each funds transfer unless for any reason the Fedwire system is unavailable, in which case Bank will determine the funds transfer system to be used in making each funds transfer and the means by which each transfer will be made. Bank, Secured Party and Company each agree that Bank will, without further consent of Company, comply with (i) instructions given to Bank by Secured Party directing disposition of funds in the Restricted Accounts, and (ii) entitlement orders originated by Secured Party directing disposition of Securities Account Assets in the Securities Accounts, subject otherwise to the terms of this Agreement and Bank’s standard policies, procedures and documentation in effect from time to time governing the type of disposition requested. Except as otherwise required by law, Bank will not agree with any third party to comply with instructions or entitlement orders originated by such third party for disposition of Restricted Account Funds in any of the Restricted Accounts or Securities Account Assets in any of the Securities Accounts.
5.	Returned Items. Secured Party and Company understand and agree that the face amount (“Returned Item Amount”) of each Returned Item will be paid by Bank debiting the Restricted Account into which such Returned Item was originally deposited, without prior notice to Secured Party or Company. As used in this Agreement, the term “Returned Item” means (i) any item deposited to a Restricted Account and returned unpaid, whether for insufficient funds or for any other reason, and without regard to the timeliness of such return or the occurrence or timeliness of any drawee’s notice of non-payment; (ii) any item subject to a claim against Bank of breach of transfer or presentment warranty under the Uniform Commercial Code (as adopted in the applicable state) or Regulation CC (12 C.F.R. §229), as in effect from time to time; (iii) any automated clearing house (“ACH”) entry credited to a Restricted Account and returned unpaid or subject to an adjustment entry under applicable clearing house rules, whether for insufficient funds or for any other reason, and without regard to the timeliness of such return or adjustment; (iv) any credit to a Restricted Account from a merchant card transaction, against which a contractual demand for chargeback has been made; and (v) any credit to a Restricted Account made in error. Company agrees to pay all Returned Item Amounts immediately on demand, without setoff or counterclaim, to the extent there are not sufficient funds in the applicable Restricted Account to cover the Returned Item Amounts on the day they are to be debited from the Restricted Account. Secured Party agrees to pay all Returned Item Amounts within thirty (30) calendar days after demand, without setoff or counterclaim, to the extent that (i) the Returned Item Amounts are not paid in full by Company within fifteen (15) calendar days after demand on Company by Bank, and (ii) Secured Party has received proceeds from the corresponding Returned Items.
6.	Settlement Items. Secured Party and Company understand and agree that the face amount (“Settlement Item Amount”) of each Settlement Item will be paid by Bank debiting the applicable Restricted Account, without prior notice to Secured Party or Company. As used in this Agreement, the term “Settlement Item” means (i) each check or other payment order drawn on or payable against any controlled disbursement account or other deposit account at any time linked to a Restricted Account by a zero balance account connection (each a “Linked Account”), which Bank cashes or exchanges for a cashier’s check or official check over its counters in the ordinary course of business prior to receiving the Instructions and having had a reasonable opportunity to act on them, and which is presented for settlement against the Restricted Account (after having been presented against the Linked Account) after Bank receives the Instructions, (ii) each check or other payment order drawn on or payable against a Restricted Account, which, on the Business Day Bank receives the Instructions, Bank cashes or exchanges for a cashier’s check or official check over its counters in the ordinary course of business after Bank’s cutoff time for posting, (iii) each ACH credit entry initiated by Bank, as originating depository financial institution, on behalf of Company, as originator, prior to Bank having received the Instructions and having had a reasonable opportunity to act on them, which ACH credit entry settles after Bank receives the Instructions, and (iv) any other payment order drawn on or payable against a Restricted Account, which Bank has paid or funded prior to receiving the Instructions and having had a reasonable opportunity to act on them, and which is first presented for settlement against the Restricted Account in the ordinary course of business after Bank receives the Instructions and has transferred Restricted Account Funds to Secured Party under Section 4 of this Agreement. Company agrees to pay all Settlement Item Amounts immediately on demand, without setoff or counterclaim, to the extent there are not sufficient funds in the applicable Restricted Account to cover the Settlement Item Amounts on the day they are to be debited from the Restricted Account. Secured Party agrees to pay all Settlement Item Amounts within thirty (30) calendar days after demand, without setoff or counterclaim, to the extent that (i) the Settlement Item Amounts are not paid in full by Company within fifteen (15) calendar days after demand on Company by Bank, and (ii) Secured Party has received Restricted Account Funds under Section 4 of this Agreement.
7.	Bank Fees. Company agrees to pay all Bank’s fees and charges for the maintenance and administration of the Restricted Accounts and Securities Accounts and for the treasury management and other account services provided with respect to the Restricted Accounts and Securities Accounts (collectively “Bank Fees”), including, but not limited to, the fees for (a) the Balance Reports provided on the Restricted Accounts and Securities Accounts, (b) the funds transfer services received with respect to the Restricted Accounts, (c) Returned Items, (d) funds advanced to cover overdrafts in the Restricted Accounts (but without Bank being in any way obligated to make any such advances), and (e) duplicate bank statements on the Restricted Accounts. The Bank Fees will be paid by Bank debiting one or more of the Restricted Accounts on the Business Day that the Bank Fees are due, without notice to Secured Party or Company. If there are not sufficient funds in the Restricted Accounts to cover fully the Bank Fees on the Business Day they are debited from the Restricted Accounts, such shortfall or the amount of such Bank Fees will be paid by Company sending Bank a check in the amount of such shortfall or such Bank Fees, without setoff or counterclaim, within fifteen (15) calendar days after demand of Bank. After Bank receives the Instructions, Secured Party agrees to pay the Bank Fees within thirty (30) calendar days after demand, without setoff or counterclaim, to the extent such Bank Fees are not paid in full by Company by check within fifteen (15) calendar days after demand on Company by Bank.
8.	Account Documentation. Secured Party and Company agree that, except as specifically provided in this Agreement, the Restricted Accounts and Securities Accounts will be subject to, and Bank’s operation of the Restricted Accounts and Securities Accounts will be in accordance with, the terms and provisions of (i) Bank’s Commercial Account Agreement or other deposit account agreement governing the Restricted Accounts and (ii) Bank’s Acceptance of Services, Master Agreement for Treasury Management Services, and applicable sweep option Service Description or securities account agreement governing the Offshore Accounts and Securities Accounts (collectively, the “Account Documentation”).
9.	Bank Statements. After Bank receives the Instructions, Bank will, upon receiving a written request from Secured Party, send to Secured Party by United States mail, at the address indicated for Secured Party after its signature to this Agreement, duplicate copies of all bank statements on the Restricted Accounts and Securities Accounts which are sent to Company. Company and/or Secured Party will have thirty (30) calendar days after receipt of a bank statement to notify Bank of an error in such statement. Bank’s liability for such errors is limited as provided in the “Limitation of Liability” section of this Agreement.
10.	Partial Subordination of Bank’s Rights. Bank hereby subordinates to the security interest of Secured Party in the Restricted Accounts and Securities Accounts (i) any security interest which Bank may have or acquire in the Restricted Accounts or Securities Accounts, and (ii) any right which Bank may have or acquire to set off or otherwise apply any Restricted Account Funds or Securities Account Assets against the payment of any indebtedness from time to time owing to Bank from Company, except for debits to the Restricted Accounts permitted under this Agreement for the payment of Returned Item Amounts, Settlement Item Amounts or Bank Fees.
11.	Bankruptcy Notice; Effect of Filing. If Bank at any time receives notice of the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company (a “Bankruptcy Notice”), Bank will continue to comply with its obligations under this Agreement, except to the extent that any action required of Bank under this Agreement is prohibited under applicable bankruptcy laws or regulations or is stayed pursuant to the automatic stay imposed under the United States Bankruptcy Code or by order of any court or agency. With respect to any obligation of Secured Party hereunder which requires prior demand upon Company, the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company shall automatically eliminate the necessity of such demand upon Company by Bank, and shall immediately entitle Bank to make demand on Secured Party with the same effect as if demand had been made upon Company and the time for Company’s performance had expired.
12.	Legal Process, Legal Notices and Court Orders. Bank will comply with any legal process, legal notice or court order it receives if Bank determines in its sole discretion that the legal process, legal notice or court order is legally binding on it.
13.	Indemnification for Following Instructions. Secured Party and Company each agree that, notwithstanding any other provision of this Agreement, Bank will not be liable to Secured Party or Company for any losses, liabilities, damages, claims (including, but not limited to, third party claims), demands, obligations, actions, suits, judgments, penalties, costs or expenses, including, but not limited to, attorneys’ fees, (collectively, “Losses and Liabilities”) suffered or incurred by Secured Party or Company as a result of or in connection with, (a) Bank complying with any binding legal process, legal notice or court order referred to in Section 12 of this Agreement, (b) Bank following any instruction or request of Secured Party, or (c) Bank complying with its obligations under this Agreement. Company will indemnify Bank against any Losses and Liabilities Bank may suffer or incur as a result of or in connection with any of the circumstances referred to in clauses (a) through (c) of this Section 13. To the extent not paid by Company within fifteen (15) calendar days after demand, Secured Party will indemnify Bank against any Losses and Liabilities Bank may suffer or incur as a result of or in connection with any of the circumstances referred to in clause (b) of this Section 13.
14.	No Representations or Warranties of Bank. Bank agrees to perform its obligations under this Agreement in a manner consistent with the quality provided when Bank performs similar services for its own account. However, Bank will not be responsible for the errors, acts or omissions of others, such as communications carriers, correspondents or clearinghouses through which Bank may perform its obligations under this Agreement or receive or transmit information in performing its obligations under this Agreement. Secured Party and Company also understand that Bank will not be responsible for any loss, liability or delay caused by wars, failures in communications networks, labor disputes, legal constraints, fires, power surges or failures, earthquakes, civil disturbances or other events beyond Bank’s control. BANK MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICES PROVIDED HEREUNDER OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.
15.	Limitation of Liability. Bank will not be responsible for any Losses and Liabilities due to any cause other than its own negligence or breach of this Agreement, in which case its liability to Secured Party and Company shall, unless otherwise provided by any law which cannot be varied by contract, be limited to direct money damages in an amount not to exceed ten (10) times all the Bank Fees charged or incurred during the calendar month immediately preceding the calendar month in which such Losses and Liabilities occurred (or, if no Bank Fees were charged or incurred in the preceding month, the Bank Fees charged or incurred in the month in which the Losses and Liabilities occurred). Company will indemnify Bank against all Losses and Liabilities suffered or incurred by Bank as a result of third party claims; provided, however, that to the extent such Losses and Liabilities are directly caused by Bank’s negligence or breach of this Agreement such indemnity will only apply to those Losses and Liabilities which exceed the liability limitation specified in the preceding sentence. The limitation of Bank’s liability and the indemnification by Company set out above will not be applicable to the extent any Losses and Liabilities of any party to this Agreement are directly caused by Bank’s gross negligence or willful misconduct. IN NO EVENT WILL BANK BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, WHETHER ANY CLAIM IS BASED ON CONTRACT OR TORT, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN TO BANK AND REGARDLESS OF THE FORM OF THE CLAIM OR ACTION, INCLUDING, BUT NOT LIMITED TO, ANY CLAIM OR ACTION ALLEGING GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FAILURE TO EXERCISE REASONABLE CARE OR FAILURE TO ACT IN GOOD FAITH. Any action against Bank by Company or Secured Party under or related to this Agreement must be brought within twelve (12) months after the cause of action accrues.
16.	Termination. This Agreement may be terminated by Secured Party at any time by giving thirty (30) calendar days prior written notice of such termination to the other parties to this Agreement at their contact addresses specified after their signatures to this Agreement; Company’s and Secured Party’s obligation to report errors in funds transfers and bank statements and to pay Returned Items Amounts, Settlement Item Amounts, and Bank Fees, as well as the indemnifications made, and the limitations on the liability of Bank accepted, by Company and Secured Party under this Agreement will continue after the termination of this Agreement and/or the closure of the Restricted Accounts and/or Securities Accounts with respect to all the circumstances to which they are applicable existing or occurring before such termination or closure, and any liability of any party to this Agreement, as determined under the provisions of this Agreement, with respect to acts or omissions of such party prior to such termination or closure will also survive such termination or closure. Upon any termination of this Agreement and the Service or closure of the Restricted Accounts all available balances in the Restricted Accounts (including proceeds from redemption of all Securities Account Assets) on the date of such termination or closure will be transferred to Secured Party as requested by Secured Party in writing to Bank.
17.	Modifications, Amendments, and Waivers. This Agreement may not be modified or amended, or any provision thereof waived, except in a writing signed by all the parties to this Agreement.
18.	Notices. All notices from one party to another shall be in writing, or be made by telecopier, and shall be delivered to Company, Secured Party and/or Bank at their contact addresses specified after their signatures to this Agreement, or any other address of any party notified to the other parties in writing, and shall be effective upon receipt. Any notice sent by a party to this Agreement to another party shall also be sent to all other parties to this Agreement. Bank is authorized by Company and Secured Party to act on any instructions or notices received by Bank if (a) such instructions or notices purport to be made in the name of Secured Party, (b) Bank reasonably believes that they are so made, and (c) they do not conflict with the terms of this Agreement as such terms may be amended from time to time, unless such conflicting instructions or notices are supported by a court order. In furtherance of the intentions of the parties hereof, this Agreement shall constitute written notice by Secured Party to Bank and Bank’s Grand Cayman branch of Secured Party’s security interest in the Restricted Accounts and Securities Accounts.
19.	Successors and Assigns. Neither Company nor Secured Party may assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Bank, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, Secured Party may transfer its rights and duties under this Agreement to (i) a transferee to which, by contract or operation of law, Secured Party transfers substantially all of its rights and duties under the financing or other arrangements between Secured Party and Company, or (ii) if Secured Party is acting as a representative in whose favor a security interest is created or provided for, a transferee that is a successor representative; provided that as between Bank and Secured Party, Secured Party will not be released from its obligations under this Agreement unless and until Bank receives any such transferee’s binding written agreement to assume all of Secured Party’s obligations hereunder. Bank may not assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Secured Party, which consent will not be unreasonably withheld or delayed; provided, however, that no such consent will be required if such assignment or transfer takes place as part of a merger, acquisition or corporate reorganization affecting Bank.
20.	Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the state of New York without regard to conflict of laws principles. This state shall also be deemed to be Bank’s jurisdiction, for purposes of Article 9 of the Uniform Commercial Code as it applies to this Agreement. Notwithstanding the foregoing, the parties agree that any controversy or claim arising out of or related to this Agreement shall be submitted to binding arbitration in accordance with the Arbitration Agreement in the Account Documentation as defined in Section 8 above.
21.	Severability. To the extent that the terms of this Agreement are inconsistent with, or prohibited or unenforceable under, any applicable law or regulation, they will be deemed ineffective only to the extent of such prohibition or unenforceability and be deemed modified and applied in a manner consistent with such law or regulation. Any provision of this Agreement which is deemed unenforceable or invalid in any jurisdiction shall not affect the enforceability or validity of the remaining provisions of this Agreement or the same provision in any other jurisdiction.
22.	Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or electronic image scan transmission (e.g. a “pdf” file) shall be effective as delivery of a manually executed counterpart of the Agreement.
23.	Entire Agreement. This Agreement, together with the Account Documentation, contains the entire and only agreement among all the parties to this Agreement and between Bank and Company, and Bank and Secured Party, with respect to (a) the interest of Secured Party in the Restricted Accounts and Restricted Account Funds, (b) the interest of Secured Party in the Securities Accounts and Securities Account Assets, and (c) Bank’s obligations to Secured Party in connection with the Restricted Accounts and Securities Accounts.
[SIGNATURE PAGE FOLLOWS]

This Agreement has been signed by the duly authorized officers or representatives of Company, Secured Party and Bank on the date specified below.
Date: December  , 2008

Restricted Account Number(s):

Securities Account Number(s):

Secured Party Account Number:

Bank of Secured Party Account:

CDE AUSTRALIA PTY LTD	MITSUBISHI INTERNATIONAL
CORPORATION

By:	By:

Name:	Name:

Title:	Title:

Address for Notices:	Address for Notices:

[BANK]

By:

Name:

Title:

Address for Notices:

EXHIBIT C
CONFIDENTIAL
Date:
CDE Australia Pty Ltd
Level 13, Suite 12
3 Spring Street
NSW 2000, Sydney
Australia, NSW

[Buyer]
[Address]
Payment Instructions
Dear Sirs:
     The undersigned refer to the [Agreement] (the “Silver Sale Agreement”) [between][among] CDE Australia Pty Ltd (“Coeur Australia”, “us” or “we”) [Coeur D’Alene Mines Corporation (the “Parent”),] [if applicable] and [Buyer] (“you”).
     We hereby authorize Mitsubishi International Corporation (“MIC”) to instruct you, by this letter, to direct all payments you are required to make to us under the Silver Sale Agreement to the account specified below:
     Account:
     MIC hereby instructs you, pursuant to Coeur Australia’s authorization above, to direct all payments you are required to make to Coeur Australia under the Silver Sale Agreement to the account specified above.
[Remainder of page intentionally left blank]

C-1

Very truly yours, CDE AUSTRALIA PTY LIMITED
By:
Name:
Title:

MITSUBISHI INTERNATIONAL CORPORATION
By:
Name:
Title:

C-2

EXHIBIT D
[REFINER]
[ADDRESS]
Telephone: [*] Fax: [*]
Email: [*]

To: Mitsubishi International Corporation	From
Attn:	Date:
Fax:	Fax:
Ref. XXXXXX
In accordance with the instruction of Empresa Minera Manquiri S.A., a company duly organized under the laws of Bolivia and having its registered principal place of business at Calle 14 esq. Sanchez Bustamante Calacoto, La Paz, Bolivia (“Company”), and as agreed between Mitsubishi International Corporation (“you”) and Company, we hereby notify you of our agreement as follows:
We hereby confirm to you that we have received an instruction from Company to the effect that its rights in relation to the doré bars owned by Company and in our possession for purposes of refining into silver and gold bars of a size and fineness that meet metals market delivery standards (the “Metal”) have been pledged to you.
We acknowledge that, solely for purposes of Section 9-313(c) of the Uniform Commercial Code, we hold possession of the Metal for your benefit as your agent for perfection, subject to the terms and conditions set forth in the San Bartolome Dore Custom Refining Agreement, made as of January 28, 2008, between us and Company, as from time to time amended, modified or replaced (the “Refining Agreement”) and, to the extent not inconsistent with the Refining Agreement, our standard refining conditions (collectively, the “Refining Conditions”). We shall have no duty of care hereunder with respect to the Metal, other than to act in accordance with the Refining Conditions. We shall have no obligation to take any actions to preserve your or Company’s rights against other parties with respect to any Metal.
We agree that at any time after you notify us that the aggregate value of the in-process doré and pool balances held by the Company is in a Shortfall position and specify in such notice the equivalent of the amount of the Shortfall in troy ounces of refined silver (such notification, a “Shortfall Notice”), we shall not credit to Company’s metals accounts with us, sell for the account of Company, or otherwise dispose of any refined silver (any of the foregoing, a “Disposition”) without your written permission until after such time as you have notified us that a Shortfall no longer exists.
We agree that, if at any time, we shall have received a written notice from you (a “Metal Blockage Notice”) stating that an Event of Default has occurred between you and Company and stating that such notice is a Metal Blockage Notice for purposes hereof, we shall, unless and until we shall have received a written notice from you rescinding such Metal Blockage Notice, make all payments or metals account credits that would otherwise be due to Company under the Refining Agreement to the bank or metals account specified by you in such Metal Blockage Notice, provided that, notwithstanding the above, we may debit Company’s account to pay Company’s unpaid obligations to us under the Refining Agreement so long as the amount so debited does not exceed the aggregate charges applicable to the quantity of doré in our possession at the time we receive the Metal Blockage Notice. Such debits may be made prior to our making any payment or metals account credit to you.
[Signature page follows]
Page 1 of Refinery Pledge Agreement – [REFINER]

D-1

[REFINER]
By:

Accepted: Mitsubishi International Corporation

By:
Name:
Title:

Accepted by: Empresa Minera Manquiri

By:

CC XXXXXX Fax

[Signature page to [REFINER] Refinery Pledge Agreement]

D-2

EXHIBIT E
Values Table and Credit Support
The minimum amount of Collateral required to be provided hereunder shall be the sum of the Australia Collateral Threshold, the Refinery Collateral Threshold and the L/C Amount Threshold (such sum, the “Total Collateral Requirement”). The Collateral provided hereunder will be comprised of the Wells Fargo L/C plus quantities of Refinery Collateral and Australia Collateral, each in at least the amounts specified in the table below.

Uncollateralized Portion	$2.50 million
Minimum amount of Australia Collateral (“Australia Collateral Threshold”)	$9.00 million
Minimum amount of Refinery Collateral (“Refinery Collateral Threshold”)	$9.25 million
Minimum amount of Wells Fargo L/C (“L/C Amount Threshold”)	$4.25 million

E-1